UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/08/2009

Encorium Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21145

Delaware	56-1668867
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

400 Berwyn Park
899 Cassatt Road, Suite 115
Berwyn, PA 19312
(Address of principal executive offices, including zip code)

610-989-4208
(Registrant’s telephone number, including area code)

One Glenhardie Corporate Center,
1275 Drummers Lane, Suite 300, Wayne, Pennsylvania 19807
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As disclosed in a Current Report on Form 8-K filed by Encorium Group, Inc. (the "Company") on August 31, 2009, on August 25, 2009 the Company received a letter from The NASDAQ Stock Market ("NASDAQ") regarding its non-compliance with The NASDAQ Capital Market's continued listing standards. The Company received communication from NASDAQ that its stockholders' equity as of June 30, 2009 fell short of the minimum stockholders' equity of $2,500,000 as set forth in NASDAQ Listing Rule 5550(b)(1). Additionally, NASDAQ informed the Company that it did not meet the alternatives of market value of listed securities or net income from continuing operations. Pursuant to the Listing Rules, NASDAQ communicated to the Company that it had 15 calendar days from August 25, 2009 to submit a plan to regain compliance with The NASDAQ Capital Market's listing standards if the Company wanted to continue its NASDAQ listing. The Company submitted a compliance plan and on September 9, 2009, which was updated on September 22 and October 9, 2009. On October 19, 2009 the Company received a letter from NASDAQ extending to December 8, 2009 the time to regain compliance with Rule 5550(b).
On October 19, 2009 the Company completed the private placement described in the Company's Form 8-K filed with the Commission on October 19, 2009 (the "Private Placement"). As a result of the Private Placement, the Company believes that, as of the date of this Current Report on Form 8-K, it has regained compliance with NASDAQ's stockholder's equity requirement for continued listing. NASDAQ will continue to monitor the Company's ongoing compliance with the stockholder's equity requirement and, if at the time of its next periodic report for the year ending December 31, 2009 the Company does not evidence compliance, the Company may be subject to delisting. Although the Company believes that it has regained compliance with the NASDAQ stockholder's equity requirement for continued listing as of the date of this Current Report on Form 8-K, the Company cannot offer any assurances that it will continue to satisfy the stockholders' equity requirement in the future and/or be able to sustain such compliance.
In addition, the Company can not offer any assurances that it will be able to satisfy the other requirements required for continued listing under the NASDAQ standards, including the minimum bid requirement. As disclosed in a Current Report on Form 8-K filed by the Company on September 21, 2009, on September 15, 2009 Encorium received a NASDAQ Staff Deficiency Letter stating that for the prior 30 consecutive business days, the closing bid price per share for the Company's common stock was below the $1.00 minimum per share requirement for continued inclusion under NASDAQ Marketplace Rule 5550(a)(2). The closing price per share for the Company's common stock continues to be below the $1.00 threshold as of the date of filing of this Current Report on Form 8-K. The Company has until March 15, 2010 to regain compliance by maintaining a closing bid price per share of $1.00 or higher for a minimum of 10 consecutive business days. If the Company is unsuccessful in meeting the minimum bid requirement during this initial compliance period, the Company will receive written notification from NASDAQ that its securities are subject to delisting, and at that time the Company may appeal the delisting determination to a Hearing's Panel. Alternatively, the Company may be eligible for an additional grace period of 180 calendar days if the Company meets the initial listing standards, with the exception of bid price. If we fail to comply and cannot remedy our noncompliance during any applicable notice or grace periods, our common stock may be delisted from the NASDAQ Capital Market.
If delisted from the NASDAQ Capital Market for failure to satisfy a continued listing requirement, our common stock will likely be quoted in the over-the-counter market in the so-called "pink sheets" or quoted in the OTC Bulletin Board. In addition, our common stock would be subject to the rules promulgated under the Securities Exchange Act of 1934 relating to "penny stocks." These rules require brokers who sell securities that are subject to the rules, and who sell to persons other than established customers and institutional accredited investors, to complete required documentation, make suitability inquiries of investors and provide investors with information concerning the risks of trading in the security. These requirements would make it more difficult to buy or sell our common stock in the open market. In addition, the delisting of our common stock could materially adversely affect our ability to raise capital on terms acceptable to us or at all. Delisting from the NASDAQ Capital Market could also have other negative results, including the potential loss of confidence by clients and employees, the loss of institutional investor interest and fewer business development opportunities.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as expectations and assumptions that, if they never materialize or prove incorrect, could cause the results of the Company to differ materially from those expressed or implied by such forward looking statements. All statements other than statements of historical fact are statements that could be deemed forward looking statements, including, but not limited to, the Company's expectations relating to the impact of Private Placement and the Company's ability to achieve and sustain compliance with NASDAQ Marketplace Rules applicable to it, including the timing of such compliance. Forward-looking statements typically are identified by use of terms such as "believe," "anticipate," "expect," "estimate," "intend," "plan," "project," "will be," "will continue," "will result," "seek," "could," "may," "might," or any variations of such words or words with similar meanings. These forward looking statements reflect management's current views and the Company does not undertake to update any of these forward looking statements to reflect a change in its views or events or circumstances that occur after the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Encorium Group, Inc.

Date: December 08, 2009	By:	/s/ Philip L. Calamia
Philip L. Calamia
Chief Financial Officer